UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 12, 2018

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)
NEW YORK
(State or other jurisdiction of incorporation)
1-16497	13-2595932
(Commission File Number)	(I.R.S. Employer Identification No.)
650 FROM ROAD, SUITE 375 PARAMUS, NEW JERSEY	07652-3556
(Address of principal executive offices)	(Zip Code)
(201) 267-8000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On October 12, 2018, Movado Group, Inc. (the “Company”), together with Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC (together with the Company, the “U.S. Borrowers”), each a wholly owned domestic subsidiary of the Company, and Movado Watch Company SA and MGI Luxury Group S.A. (collectively, the “Swiss Borrowers” and, together with the U.S. Borrowers, the “Borrowers”), each a wholly owned Swiss subsidiary of the Company, entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders party thereto and Bank of America, N.A. as administrative agent (in such capacity, the “Agent”). The Credit Agreement amends and restates the Company’s existing credit agreement dated as of January 30, 2015 and extends the maturity of the $100.0 million senior secured revolving credit facility (the “Facility”) provided thereunder to October 12, 2023.  The Facility includes a $15.0 million letter of credit subfacility, a $25.0 million swingline subfacility and a $75.0 million sublimit for borrowings by the Swiss Borrowers, with provisions for uncommitted increases to the Facility of up to $50.0 million in the aggregate subject to customary terms and conditions.
As of October 12, 2018, no loans were drawn under the Facility; however approximately $290,000 in letters of credit which were outstanding under the Borrower’s existing credit agreement are deemed to be issued and outstanding under the Facility. As of October 12, 2018, availability under the Facility was approximately $99.71 million.
Borrowings under the Facility bear interest at rates selected periodically by the Company at LIBOR plus 1.00% per annum (subject to increases based on the Company’s consolidated leverage ratio that could increase the rate up to a maximum of LIBOR plus 1.75% per annum) or a base rate plus 0% (subject to increases based on the Company’s consolidated leverage ratio that could increase the rate up to a maximum of a base rate plus 0.75% per annum). The Company has also agreed to pay certain fees and expenses and to provide certain indemnities, all of which are customary for such financings.
The borrowings under the Facility are joint and several obligations of the Borrowers and are also cross-guaranteed by each Borrower, except that the Swiss Borrowers are not liable for, nor do they guarantee, the obligations of the U.S. Borrowers. In addition, the Borrowers’ obligations under the Facility are secured by first priority liens, subject to permitted liens, on substantially all of the U.S. Borrowers’ assets other than certain excluded assets. The Swiss Borrowers do not provide collateral to secure the obligations under the Facility.  The security agreement under the Company’s existing credit agreement remains in place in connection with the Facility and contains representations and warranties and covenants, which are customary for pledge and security agreements of this type, relating to the creation and perfection of security interests in favor of the Agent over various categories of the U.S. Borrowers’ assets.
The Credit Agreement contains affirmative and negative covenants binding on the Company and its subsidiaries that are customary for credit facilities of this type, including, but not limited to, restrictions and limitations on the incurrence of debt and liens, dispositions of assets, capital expenditures, dividends and other payments in respect of equity interests, the making of loans and equity investments, mergers, consolidations, liquidations and dissolutions, and transactions with affiliates (in each case, subject to various exceptions).
The Borrowers are also subject to a minimum four quarters’ consolidated EBITDA test of $50.0 million and a consolidated leverage ratio covenant not to exceed 2.50 to 1.00, each measured as of the last day of each fiscal quarter.
The Credit Agreement contains events of default that are customary for facilities of this type, including, but not limited to, nonpayment of principal, interest, fees and other amounts when due, failure of any representation or warranty to be true in any material respect when made or deemed made, violation of covenants, cross default with material indebtedness, material judgments, material ERISA liability, bankruptcy events, asserted or actual revocation or invalidity of the loan documents, and change of control.
This summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to the Company’s Form 10-Q report for the fiscal quarter ending October 31, 2018.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 12, 2018
MOVADO GROUP, INC.

By:	/s/ Mitchell C. Sussis
Name:	Mitchell C. Sussis
Title:	Senior Vice President and General Counsel